Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) dated September 16, 2014 is made by and between Ideal Power Inc., a Delaware corporation, hereinafter referred to as “Company”, and R. Daniel Brdar, hereinafter referred to as “Executive”.

RECITALS

WHEREAS, the Company and the Executive have agreed to amend that certain Employment Agreement dated January 8, 2014 (the “Original Agreement”) in accordance with the terms of this Amendment.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Amendment, the Company and the Executive agree as follows:

AGREEMENT

1. Modification to Section 5(b). Section 5(b) of the Original Agreement, which states:

(a) Bonus. At least annually, Executive and the Compensation Committee of the Board of Directors shall meet to establish (i) performance standards and goals (“Standards and Goals”) to be met by Executive and (ii) cash bonus targets based on the Standards and Goals that are achieved. The Standards and Goals will support a cash bonus of 60% of Executive’s Annual Salary, provided, however, that Executive will receive a cash bonus of no less than 25% of the Annual Salary for the first year of the Term. The Standards and Goals and the bonus targets shall be mutually agreed to by Executive and the Compensation Committee. Nothing in this subsection (b) shall prevent Executive and the Compensation Committee from mutually agreeing to alternatives to the computation of the bonus to be paid to Executive in accordance with this subsection (b) (the “Bonus”), which may be implemented and paid to Executive in place of the Bonus described herein. The Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

shall be modified to state:

(b) Bonus. At least annually, Executive and the Compensation Committee of the Board of Directors shall meet to establish (i) performance standards and goals (“Standards and Goals”) to be met by Executive and (ii) cash bonus targets based on the Standards and Goals that are achieved. The Standards and Goals will support a cash bonus of 75% of Executive’s Annual Salary, provided, however, that Executive will receive a cash bonus of no less than 25% of the Annual Salary for the first year of the Term. The Standards and Goals and the bonus targets shall be mutually agreed to by Executive and the Compensation Committee. Nothing in this subsection (b) shall prevent Executive and the Compensation Committee from mutually agreeing to alternatives to the computation of the bonus to be paid to Executive in accordance with this subsection (b) (the “Bonus”), which may be implemented and paid to Executive in place of the Bonus described herein. The Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

2. Deletion of Section 6. Section 6 of the Original Agreement, which states:

6. EQUITY COMPENSATION.

In accordance with that certain offer letter dated December 19, 2013 (the “Employment Offer”), Company has issued to Executive an option (the “Inducement Option”) to purchase 250,000 shares of Company’s common stock. The per share exercise price is equal to the closing price of Company’s common stock on January 8, 2014. The right to purchase the common stock will vest in equal increments over 4 years, on the 31st day of December, beginning on December 31, 2014. The term of the Inducement Option is 10 years. Beginning with the 2015 calendar year and continuing through the 2018 calendar year, Executive will receive, for each year in which the Standards and Goals are met, an additional option to purchase 50,000 shares of Company’s common stock (the “Target Option”). Therefore, assuming the Standards and Goals are met in all four years, Executive will receive Target Options covering an additional 200,000 shares of common stock. The per share exercise price will be equal to the closing price of the common stock on the day the Compensation Committee determines that the Standards and Goals have been met. The right to purchase the shares subject to each Target Option will vest in equal increments over a period of four years, beginning on the 31st day of December in the year in which the Standards and Goals are met. The Target Option will have a term of 10 years and will be subject to the terms of the Company’s 2013 Equity Incentive Plan.

shall be deleted in its entirety and in its place shall appear the word, “Reserved”.

3. Other Provisions to Remain the Same. All other terms and provisions of the Original Agreement shall remain the same.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment in the city of Austin, Texas on the date set forth above.

Company:
IDEAL POWER INC.

By:	/s/ Lon E. Bell
Lon E. Bell, for the Compensation Committee

Executive:

/s/ R. Daniel Brdar
R. Daniel Brdar